Exhibit 10(a)(xxiii)
Named Executive Officer Salaries

Name	Amount
William R. Johnson Chairman, President, and Chief Executive Officer	$1,250,000
David C. Moran Executive Vice President — President & Chief Executive Officer of Heinz North America	$651,000
C. Scott O’Hara Executive Vice President and President and Chief Executive Officer of Heinz Europe	$621,000
Arthur B. Winkleblack Executive Vice President and Chief Financial Officer	$625,000